Amendments to 1989 Non-Employee Directors Stock Option Plan


RESOLVED, that the Company's Amended and Restated 1989 Non-Employee Directors Stock Option Plan shall be further amended as follows:

1. The present text of Section 7(b) shall be deleted in its entirety and replaced with the following:


An Option shall not be transferable by the optionee otherwise than by will, or by the laws of descent and distribution, and shall be exercised during the lifetime of the optionee only by the optionee or by his guardian or legal representative. No Option or interest therein may be transferred, assigned, pledged or hypothecated by the optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process; provided, however, that the optionee shall have the right to transfer his rights under the Options granted hereunder together with the SARs relating thereto during his lifetime subject to the following limitations:

                  (i) transfers  may be made only to the following  transferees:
(A) the optionee's children, step-children, grandchildren, step-grandchildren or other lineal descendants(including relationships arising from legal adoptions) (such individuals are hereinafter referred to as "Immediate Family Members");
(B) trust(s) for the exclusive benefit of any one or more of the optionee's Immediate Family Members (the optionee's spouse may also be a beneficiary); or
(C) partnership(s), limited liability compan(ies) or other entit(ies), the only partners, members or interest holders of which are among the optionee's Immediate Family Members (the optionee's spouse may also hold an interest);

                  (ii)  there may be no consideration for the transfer;

                  (iii) there may be no subsequent transfer of the transferred Options and SARs except by will or the laws of descent or distribution;

                  (iv) following transfer, the Options and SARs shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer (including the conditions under which the Options and SARs may terminate prior to their expiration); except that the transferee rather than the optionee may deliver the Option exercise notice and payment of the exercise price; and

                  (v) written notice of any transfer must be delivered to Secretary of the Company;

         and provided, further, that the optionee's estate may transfer the Options, together with the related SARs, to the beneficiaries of such estate, subject to the limitations set forth in items (ii) through (v) above.


2.  The  following  proviso  shall be added  at the end of the  present  text of
Section 8(h):

provided,however, that SARs shall be transferred with and to the same extent as the underlying Options if the Options are transferred pursuant to Section 7(b).


3.  The  following  sentence  shall be added at the end of the  present  text of
Section 9:

The one year maximum exercise period following the death of an optionee shall supersede any longer period for exercise of the Option which may have been available to the optionee at the time of his death under Section 7(c)(v) or otherwise.